EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements No. 333-115606 and 333-132197 on Form S-8 for Epic Bancorp, of our report dated February 10, 2006 with respect to the consolidated balance sheets of Epic Bancorp and Subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three year period ended December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of Epic Bancorp.

/s/ VAVRINEK, TRINE, DAY & CO., LLP

Rancho Cucamonga, California
March 30, 2006